ENERGY TRANSFER PARTNERS ANNOUNCES PRICING OF COMMON UNIT OFFERING
DALLAS, TEXAS—April 5, 2013—Energy Transfer Partners, L.P. (NYSE: ETP) today announced it has priced a public offering of 12,000,000 common units representing limited partner interests at $48.05 per common unit. Net proceeds from the offering will be used by ETP to repay amounts outstanding under its revolving credit facility and for general partnership purposes. The offering is scheduled to close on April 10, 2013. ETP also granted the underwriter a 30-day option to purchase up to an aggregate of 1,800,000 additional common units.
Barclays Capital Inc. is acting as the underwriter. A copy of the prospectus supplement and prospectus relating to the offering may be obtained by contacting Barclays c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, toll-free: (888) 603-5847, barclaysprospectus@broadridge.com.
You may also obtain these documents for free when they are available by visiting EDGAR on the Securities and Exchange Commission, or SEC, web site at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering will be made pursuant to an effective shelf registration statement and prospectus filed by ETP with the SEC.
Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE).

Statements about the offering may be forward-looking statements as defined under federal law. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects,” “should” and other similar expressions. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. Important information about issues that could cause actual results to differ materially from those expected by management of ETP can be found in ETP’s public periodic filings with the SEC, including its Annual Report on Form 10-K. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214.498.9272 (cell)

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